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                                   EXHIBIT 4
         INVESTMENT MANAGEMENT SERVICES AGREEMENT BETWEEN AUL AND FUND B
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                       INVESTMENT MANAGEMENT SERVICES AGREEMENT

     THIS AGREEMENT entered into this 20th day of December, 1971, by and between American United Life Insurance Company (herein "AUL") an Indiana corporation, with its principal place of business at Indianapolis, Indiana, and American
United Life Pooled Equity Fund B (herein "Fund B") , a segregated investment account which has been established by AUL for certain variable annuity contracts (herein "Contracts") sold by AUL which are fundable and computable as to payments or benefits on the basis of experience factors of such account, the assets of which account shall be set aside by AUL from payments received under such Contracts.

     1. AUL hereby agrees to provide investment management services relative to the Contracts, such services to include the management of the assets of Fund B, investment analysis, preparation of programs for the approval or rejection of the Board of Managers of Fund B, placing of orders for the purchase or sale of investments and all other matters normally associated with the investment management activities of such a fund and to pay all expenses incidental to such services, except brokerage commissions, stamp or other transfer taxes and other direct costs of acquisition or disposition of assets in Fund B, which shall be borne by Fund B. AUL shall have authority to make cash transfers to and from Fund B arising from the interaction of payments received, benefit payments, payments of the fees to AUL as provided in Paragraph 2 and in the Contracts, and for mortality.

     2. For its investment management services, AUL shall receive a daily fee of .00082% of the value of the assets of Fund B (approximately 0.3% on an annual basis), to be determined by the regular valuations of the assets of Fund in accordance with the provisions of the Contracts.

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     3. This agreement shall continue in full force and effect from year to year until terminated (a) by the Board of Managers of Fund B or (b) by a majority vote of the votes of the Fund B Participants under the Contracts are entitled to cast at a meeting thereof or (c) by the board of directors of AUL, without the payment of any penalty, on thirty (30) days written notice at the other party. This agreement shall terminate automatically and without notice:

(a) in the event it is not approved by a majority of the votes entitled to be cast at a meeting of the Fund B Participants under the Contracts at a meeting thereof when it is initially submitted to them for their approval, or

(b)  upon any assignment thereof, or

(c) if after initial approval, its continuance is not specifically approved at least annually either by the affirmative vote of a majority of the members of the Board of Managers of Fund B, or by a majority of the votes entitled to be cast by the Fund B Participants under the Contracts at a meeting thereof. In any event, the terms of such agreement and any continuance thereof must be specifically approved by the affirmative vote of a majority of the members of the Board of Managers of Fund B, including a majority of such members who are not parties to such agreement or interested persons of any such party.

     4. Notwithstanding the provisions in Paragraph 3, the Board of Directors of AUL may not terminate this agreement at any time in violation of the provisions of the Contracts.

     5. This agreement is subject to the provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Rules and Regulations promulgated by the Securities and Exchange Commission pursuant to the aforesaid Acts.


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

   Executed this 20th day of December, 1971.

                                   AMERICAN UNITED LIFE INSURANCE COMPANY

                                   By: /s/ Jack Reich
                                   ------------------
                                   President

ATTEST:

/s/ K.B. Wilson
---------------
Secretary

                                   AMERICAN UNITED LIFE POOLED EQUITY FUND B

                                   By: /s/ Victor C. Seiter
                                   ------------------------
                                   Chairman of the Board

ATTEST:

/s/ K.B. Wilson
---------------
Secretary

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